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                                                                   EXHIBIT 10(X)


                        SEVERANCE COMPENSATION AGREEMENT



         THIS AGREEMENT made and entered into as of May 29, 1996, by and between AMRESCO, INC., a Delaware corporation (together with its subsidiaries, "AMRESCO"), and ______________________ ("Executive").

                              W I T N E S S E T H:

         WHEREAS, AMRESCO recognizes that the current business environment makes it difficult to attract and retain highly qualified executives unless a certain degree of security can be offered to such individuals against organizational and personnel changes which frequently follow Changes of Control (as defined below) of a corporation; and

         WHEREAS, even rumors of acquisitions or mergers may cause executives to consider major career changes in an effort to assure financial security for themselves and their families; and

         WHEREAS, AMRESCO desires to assure fair treatment of its key executives in the event of a Change of Control and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with AMRESCO notwithstanding the outcome of a possible Change of Control transaction; and

         WHEREAS, AMRESCO recognizes that its key executives will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in Changes of Control of AMRESCO and believes that it is in the best interest of AMRESCO and its stockholders for such key executives to be in a position, free from personal financial and employment considerations, to be able to assess objectively and pursue aggressively the interests of AMRESCO and its stockholders in making these evaluations and carrying on such negotiations; and

         WHEREAS, the Board of Directors of AMRESCO (the "Board") believes it is essential to provide the Executive with compensation arrangements upon a Change of Control which provide the Executive with individual financial security and which are competitive with those of other corporations, and in order to accomplish these objectives, the Board has caused AMRESCO to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and conditions contained herein, the parties hereto agree as follows:

         1. TERM. This Agreement shall commence on the date hereof, and shall continue until April 30, 2001; thereafter the term hereof shall be extended automatically from year-to-year unless (i) there has been no Change of Control and
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(ii) no fewer than thirty (30) days prior to April 30, 2001 or the appropriate
April 30 thereafter, AMRESCO shall have given notice that it does not wish to extend this Agreement; and provided, further, that after a Change of Control of AMRESCO during the term hereof, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied.

         2. CHANGE OF CONTROL. Except as provided herein, no benefits shall be payable hereunder unless there shall have been a Change of Control of AMRESCO, as defined below, and Executive's employment by AMRESCO shall thereafter have been terminated within two (2) years of the date of such Change of Control in accordance with Section 3. For purposes hereof, a "Change of Control" or "Change of Control of AMRESCO" shall mean any one of the following:
(i) Continuing Directors (The term "Continuing Director" means any individual who is a member of the Board on the date hereof or was nominated for election as a director by, or whose nomination as a director was approved by, the Board with the affirmative vote of a majority of the Continuing Directors.) no longer constitute a majority of the Board; (ii) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended {"Rule 13d-5"}) (other than Richard L. Cravey, CGW Southeast Partners I, L.P. or CGW Southeast Partners II, L.P. {collectively, the "Control Group"}) together with his or its affiliates, becomes the beneficial owner, directly or indirectly, of 25% or more of the voting power of AMRESCO's then outstanding securities entitled generally to vote for the election of AMRESCO's directors;
(iii) the merger or consolidation of AMRESCO with any other entity if AMRESCO is not the surviving entity and any person or group of persons (as defined in Rule 13d-5) (other than the Control Group), together with his or its affiliates, is the beneficial owner, directly or indirectly, of 25% or more of the surviving entity's then outstanding securities entitled generally to vote for the election of the surviving entity's directors; or (iv) the sale of all or substantially all of the assets of AMRESCO or the liquidation or dissolution of AMRESCO. Notwithstanding the foregoing provisions of this Section 2, if the Executive's employment with AMRESCO is terminated in accordance with the provisions of Section 3 prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with a Change of Control, then for all purposes hereof, such termination shall be deemed to have occurred immediately following a Change of Control.

         3. TERMINATION OF EMPLOYMENT FOLLOWING CHANGE OF CONTROL. If any of the events described in Section 2 constituting a Change of Control of AMRESCO shall have occurred, Executive shall be entitled to the benefits provided in Section 4 upon the subsequent termination of his employment, provided that such termination occurs within two (2) years of a Change of Control of AMRESCO and unless such termination is (a) because of his death or his "Disability" or "Retirement" (as defined in Section 3.1), (b) by AMRESCO for "Cause" (as defined





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in Section 3.1), (b) by AMRESCO for "Cause" (as defined in Section 3.2), or (c)
by Executive other than for "Good Reason" (as defined in Section 3.3).

                 3.1      Disability; Retirement.

                          (a) If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties with AMRESCO on a full time basis for one hundred twenty
         (120) consecutive business days, and within thirty (30) days after written Notice of Termination (as hereinafter defined) is given, Executive shall not have returned to the full time performance of his duties, AMRESCO may terminate Executive's employment for "Disability."

                          (b) Termination by AMRESCO or Executive of his employment based on "Retirement" shall mean termination in accordance with AMRESCO's retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with Executive's consent with respect to him.

                 3.2 Cause. For the purposes hereof, AMRESCO shall have "Cause" to terminate Executive's employment hereunder upon (i) the willful and continued failure by Executive to perform his duties with AMRESCO (other than any such failure resulting from incapacity due to physical or mental illness), after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (ii) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to AMRESCO. For purposes of this Section 3.2, no act, or failure to act, on Executive's part shall be considered "willful" if, in the Executive's sole judgment, his action or omission was done, or omitted to be done, in good faith and with a reasonable belief that his action or omission was in the best interest of AMRESCO. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire authorized membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board he was guilty of conduct set forth above in clauses (i) or (ii) of the first sentence of this
Section 3.2 and specifying the particulars thereof in detail.

                 3.3 Good Reason. Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:





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                          (a)     Without his express written consent, the
         assignment to Executive of any duties inconsistent with his positions, duties, responsibilities and status with AMRESCO immediately prior to a Change of Control, or a change in his reporting responsibilities, titles or offices as in effect immediately prior to a Change of Control, or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of his employment for Cause, death, Disability or Retirement or by Executive other than for Good Reason;

                          (b) A reduction by AMRESCO in Executive's base salary as in effect on the date of a Change of Control or as the same may be increased from time to time thereafter;

                          (c) A reduction by AMRESCO in the bonus payable to Executive in any year below a percentage of Executive's then base salary equal to the average percentage of Executive's base salary represented by the bonuses received by Executive for the three (3) years (or, if shorter, the years of Executive's employment by AMRESCO) immediately preceding the year in which a Change of Control occurs as percentages of his base salaries in each of such three (3) years (or shorter number of years). By way of example, but not in limitation of the provisions of this paragraph (c), assume a Change of Control occurs in 1998, and Executive received bonuses for each of 1995, 1996 and 1997 as follows: 30% of his base salary for 1995; 50% of his base salary for 1996; and 50% of his base salary for 1997. If Executive receives a bonus for 1998 which is less than 43.33% of his 1998 base salary, Executive shall have "Good Reason" for terminating his employment under this Section 3.3. If Executive was only employed during 1996 and 1997, using the same facts as recited herein, Executive would have "Good Reason" to terminate his employment if his 1998 bonus was less than 50% of his 1998 base salary;

                          (d) AMRESCO's requiring Executive to be based anywhere other than either AMRESCO's offices at which he was based immediately prior to a Change of Control or AMRESCO's offices which are no more than 75 miles from the offices at which the Executive was based immediately prior to a Change of Control, except for required travel on AMRESCO's business to an extent substantially consistent with his business travel obligations immediately prior to the Change of Control (excluding, however, any travel obligations prior to the Change of Control that are associated with or caused by the Change of Control events or circumstances), or, in the event Executive consents to any relocation beyond such 75-mile radius, the failure by AMRESCO to pay





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         (or reimburse Executive) for all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation and to indemnify Executive against any loss (defined as the difference between the actual sale price of such residence and the higher of (a) his aggregate investment in such residence or (b) the fair market value of such residence as determined by a real estate appraiser designated by Executive and reasonably satisfactory to AMRESCO) realized on the sale of Executive's principal residence in connection with any such change of residence;

                          (e) The failure by AMRESCO to continue in effect any benefit or compensation plan (including but not limited to any stock option plan, pension plan, life insurance plan, health and accident plan or disability plan) in which Executive is participating at the time of a Change of Control of AMRESCO (or plans providing substantially similar benefits), the taking of any action by AMRESCO which would adversely affect Executive's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the Change of Control, or the failure by AMRESCO to provide Executive with the number of paid vacation days to which he is then entitled on the basis of years of service with AMRESCO in accordance with AMRESCO's normal vacation policy in effect immediately prior to the Change of Control;

                          (f)     Any failure of AMRESCO to obtain the
         assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 5;

                          (g) Any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.4 (and, if applicable, Section 3.2); and for purposes hereof, no such purported termination shall be effective; or

                          (h) Any termination of employment by Executive for any reason (other than death, Disability or Retirement) during the thirty (30)-day period beginning on the first anniversary of the date on which a Change of Control occurs.

For purposes of this Section 3.3, any good faith determination of "Good Reason" made by the Executive shall be conclusive and binding on the parties.

                 3.4 Notice of Termination. Any termination pursuant to the foregoing provisions of this Section (including termination due to Executive's death) shall be





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communicated by written Notice of Termination to the other party hereto.  For purposes hereof, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision herein relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. In the event that Executive seeks to terminate his employment with AMRESCO pursuant to Section 3.3, he must communicate his written Notice of Termination to AMRESCO within sixty (60) days of being notified of such action or actions by AMRESCO which constitute Good Reasons for termination.

                 3.5 Date of Termination. "Date of Termination" shall mean (i) if this Agreement is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty
(30)-day period); (ii) if Executive's employment is terminated pursuant to
Section 3.3, the date specified in the Notice of Termination; and (iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

         4.      COMPENSATION UPON TERMINATION.

                 4.1 Termination Without Cause or for Good Reason. If Executive's employment is terminated other than on account of Executive's death or pursuant to Sections 3.1 or 3.2, or if Executive shall terminate his employment for Good Reason, then, subject to Section 4.2, Executive shall be entitled, if such termination occurred within two (2) years of a Change of Control, to the following benefits:

                          (a) AMRESCO shall pay to Executive as severance pay in a lump sum not later than the tenth (10th) day following the Date of Termination, an amount equal to the greater of (i) or (ii) as follows:

                                  (i) The product of (A) Executive's Total Compensation (as defined below) for the calendar year immediately preceding the calendar year in which the Date of Termination occurs, multiplied by (B) the number three (3).

                                  (ii)     The sum of Executive's Total
                 Compensation (as defined below) for the three (3) calendar years immediately preceding the calendar year in which the Date of Termination occurs.

         For purposes of this Section 4.1(a), the Executive's Total Compensation" for a given calendar year shall mean the total amount reportable on Form W-2, or the successor Federal income tax wage reporting form, for





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         such given calendar year except that the amount of any bonus reportable on such W-2 Form shall not be counted as part of Total Compensation for such given calendar year if such bonus was not payable for services performed in such given calendar year, and the amount of any bonus payable to Executive for services performed in such given calendar year (which may be reportable on a later Form W-2) shall be counted as part of Total Compensation for such given calendar year.

                          (b) Notwithstanding any provision to the contrary in any stock option agreement or restricted stock agreement that may be outstanding between Executive and AMRESCO, all stock options then held by Executive shall immediately become exercisable and Executive shall become 100% vested in all shares of restricted stock held by or for the benefit of Executive.

                          (c) Notwithstanding any provision to the contrary in any stock option agreement that may be outstanding between Executive and AMRESCO, Executive's right to exercise any previously unexercised options under any such stock option agreement shall not terminate until the latest date on which the option granted under such agreement would expire under the terms of such agreement but for Executive's termination of employment.

                          (d) AMRESCO shall continue to provide Executive with medical/dental and related benefits and long-term disability benefits equal to the benefits in effect for Executive at the time of the Change of Control, and AMRESCO shall provide such benefits at the same cost to Executive as the cost, if any, charged to Executive for those benefits prior to termination of employment. AMRESCO shall provide the foregoing benefits for the period from Executive's termination of employment until the earlier of (i) three (3) years from the date of Executive's termination of employment, or (ii) the date Executive obtains employment which provides him with comparable medical/dental and related benefits and/or long-term disability benefits. For purposes of the preceding sentence, benefits will not be comparable during any waiting period for eligibility for such benefits or during any period during which there is a preexisting condition limitation on such benefits.

                 4.2      Limitation on Payments.

                          (a) Anything in Section 4.1 to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by AMRESCO to or for the





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         benefit of Executive (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) would constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the lump sum severance payment payable pursuant to Section 4.1(a) shall be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) Executive which are contingent on a change of control (as defined in Code Section 280G(b)(2)(A)) is One Dollar ($1.00) less than the amount which Executive could receive without being considered to have received any parachute payment (the amount of this reduction in the lump sum severance payment is referred to herein as the "Excess Amount"). The determination of the amount of any reduction required by this Section
         4.2 shall be made by an independent accounting firm (other than AMRESCO's independent accounting firm) selected by AMRESCO and acceptable to Executive, and such determination shall be conclusive and binding on the parties hereto.

                          (b) Notwithstanding the provisions of Section 4.2(a), if it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that an Excess Amount was received by Executive from AMRESCO, then such Excess Amount shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Amount and Executive shall repay the Excess Amount to AMRESCO on demand (but no less than ten (10) days after written demand is received by Executive) together with interest on the Excess Amount at the "applicable Federal rate" (as defined in Section 1274(d) of the Code) from the date of Executive's receipt of such Excess Amount until the date of such repayment.

                 4.3 Mitigation or Set-off of Amounts Payable Hereunder. Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise. AMRESCO's obligations hereunder also shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which AMRESCO may have against Executive.

         5.      SUCCESSORS; BINDING AGREEMENT.

                 5.1 Successors of AMRESCO. AMRESCO will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or





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substantially all of the business and/or assets of AMRESCO, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that AMRESCO would be required to perform it if there had been a Change of Control but no such succession had taken place. Failure of AMRESCO to obtain such agreement prior to the effectiveness of any such succession shall be a breach hereof and shall entitle Executive to compensation from AMRESCO in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used herein, "AMRESCO, INC." shall mean AMRESCO as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this
Section 5 or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

                 5.2 Executive's Heirs, etc. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless other provided herein, shall be paid in accordance with the terms hereof to his designee or, if there be no such designee, to his estate.

         6. NOTICE. For the purposes hereof, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to AMRESCO at its principal place of business and to Executive at his address as shown on the records of AMRESCO, provided that all notices to AMRESCO shall be directed to the attention of the Chief Executive Officer of AMRESCO with a copy to the Secretary of AMRESCO, or to such other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         7. MISCELLANEOUS. No provisions hereof may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board (which shall in any event include AMRESCO's Chief Executive Officer). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision hereof to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly herein.





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         8.       VALIDITY.  The invalidity or unenforceability of any
provisions hereof shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         9. NON-EXCLUSIVITY OF RIGHTS. Nothing herein shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, practices, policies or programs provided by AMRESCO and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with AMRESCO. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, practice, policy or program of AMRESCO at or subsequent to the Date of Termination shall be payable in accordance with such plan, practice, policy or program.

         10. LEGAL EXPENSES. AMRESCO agrees to pay, upon written demand therefor by Executive, all legal fees and expenses which Executive may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by or with AMRESCO or others regarding the validity or enforceability of, or liability under, any provision hereof (including as a result of any contest about the amount of any payment pursuant to Section 4.2), plus in each case interest at the "applicable Federal rate" (as defined in Section 1274(d) of the Code). In any such action brought by Executive for damages or to enforce any provisions hereof, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of AMRESCO's obligations hereunder, in his sole discretion.

         11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         12. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Texas.

         13. CAPTIONS AND GENDER. The use of captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine





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gender with respect to pronouns herein is for purposes of convenience and includes either sex who may be a signatory.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

                                          AMRESCO, INC.


                                          By:
                                             -----------------------------------
                                          Name:  Robert H. Lutz, Jr.

                                          Title: Chairman of the Board and
                                                 Chief Executive Officer

                                          EXECUTIVE


                                          --------------------------------------



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